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                                                                     EXHIBIT 9.1


                                TEAM HEALTH, INC.
                             STOCKHOLDERS AGREEMENT

         THIS STOCKHOLDERS AGREEMENT (this "Agreement") is made as of March 12, 1999, by and among Team Health, Inc., a Tennessee corporation (the "Company"), Team Health Holdings, L.L.C., a Delaware limited liability company ("Holdings"), Pacific Physicians Services Inc., a Delaware corporation ("PPSI"), and certain other stockholders of the Company who are from time to time party hereto (Holdings, PPSI and such other stockholders who are parties hereto from time to time are collectively referred to as the "Stockholders" and individually as a "Stockholder"). Each Stockholder and the Company are referred to individually as a "Party" and collectively as the "Parties." Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in
Section 6 hereof.

         WHEREAS, the Company and the Stockholders desire to enter into this Agreement for the purposes, among others, of (i) establishing the composition of the Company's board of directors (the "Board"), (ii) assuring continuity in the management and ownership of the Company and (iii) limiting the manner and terms by which the Stockholder Shares may be transferred.

         NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

         SECTION 1. BOARD OF DIRECTORS.

         (a) From and after the date hereof and until the provisions of this
Section 1 cease to be effective, each Stockholder (other than PPSI, which will not be subject to this Section 1) shall vote all of his or its Stockholder Shares and any other voting securities of the Company over which such Stockholder has voting control and shall take all other necessary or desirable actions within his or its control (whether in his or its capacity as a stockholder, director, member of a board committee or officer of the Company or otherwise, and including, without limitation, attendance at meetings in person or by proxy for purposes of obtaining a quorum and execution of written consents in lieu of meetings), and the Company shall take all necessary and desirable actions within its control (including, without limitation, calling special board and stockholder meetings), in order to cause:

                  (i) the authorized number of directors on the Board to be the amount necessary to allow for the designations provided for pursuant to
         Section 1(a)(ii) below;

                  (ii) the following persons to be elected to the Board (each a "Director"):

                           (A) as long as MDCP is a beneficial owner of
                  Stockholder Shares (directly or indirectly), then up to two representatives designated by MDCP from
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                  time to time (the "MDCP Directors"), with Timothy P. Sullivan and Nicholas W. Alexos serving as the initial MDCP Directors;

                           (B) as long as Cornerstone is a beneficial owner of
                  Stockholder Shares (directly or indirectly), then up to two representatives designated by Cornerstone from time to time (the "Cornerstone Directors"), with Dana O'Brien and Tyler Wolfram serving as the initial Cornerstone Directors;

                           (C) as long as HEP is a beneficial owner of
                  Stockholder Shares (directly or indirectly), then one representative designated by HEP from time to time (the "HEP Director"), with Kenneth O'Keefe serving as the initial HEP Director;

                           (D) the Company's Chief Executive Officer (the
                  "Management Director"), with Lynn Massingale, MD serving as the initial Management Director; and

                           (E) one representative nominated by the Sponsors
                  (determined on the basis of a vote of a majority of the Common Units of Holdings (as defined in Holding's Amended and Restated Limited Liability Company Agreement, dated March 12, 1999, by and among its members) held by such Persons) as long as such representative is acceptable to the Management Investors (determined on the basis of a vote of a majority of the Common Units of Holdings held by such Persons) (the "Outside Director"); provided that no such Outside Director shall be a member of the Company's or any Sponsor's management or an employee or officer of the Company or its Subsidiaries or any Sponsor; provided further that if such Persons are unable to agree on an Outside Director, such position shall remain vacant until such Persons can so agree;

                  (iii) the composition of the board of directors of each of the Company's subsidiaries (a "Sub Board") shall be as determined by the Board;

                  (iv) the removal from the Board or a Sub Board (with or without cause) of any Director shall be only upon the written request of the person or persons originally entitled to designate such Director pursuant to Section 1(a)(ii) above; provided that if any director elected pursuant to subsection (ii)(D) above ceases to be the specified officer of the Company, he shall be removed as a director promptly after such officership position ceases and his replacement will be substituted therefor; and

                  (vi) in the event that any representative designated hereunder for any reason ceases to serve as a member of the Board or a Sub Board during his term of office, the resulting vacancy on the Board or the Sub Board shall be filled by a representative designated by the person or persons originally entitled to designate such Director pursuant to
         Section 1(a)(ii) above.


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         (b) The Board will use reasonable efforts to hold at least four meetings of the Board during every fiscal year, at least one of which should be held in each 120-day period during the Company's fiscal year. The Company shall pay all out-of-pocket expenses incurred by each Director in connection with attending regular and special meetings of the Board or any Sub Board. So long as any Director designated hereunder serves on the Board and for at least three years thereafter, the Company shall use its best efforts to obtain and to maintain directors and officers indemnity insurance coverage at a commercially reasonable price satisfactory to the holders of a majority of the Common Stockholder Shares and the Company's charter and bylaws shall provide for indemnification and exculpation of Directors to the fullest extent permitted under applicable law.

         (c) If any party fails to designate a representative to fill a directorship pursuant to the terms of this Section 1, the election of a person to such directorship shall be accomplished in accordance with the Company's bylaws and applicable law.

         SECTION 2. RESTRICTIONS ON TRANSFER OF STOCKHOLDER SHARES.

         (a) Retention of Executive Stock. No Management Investor shall sell, transfer, assign, pledge or otherwise dispose of (whether with or without consideration and whether voluntarily or involuntarily or by operation of law) any interest in any Stockholder Shares (a "Transfer"), except (i) to the Company, (ii) pursuant to the provisions of Sections 2(b), 2(d) or 3 below, or
(iii) pursuant to a Public Sale.

         (b) Participation Rights. At least 40 days prior to Transfer of any Stockholder Shares by any Stockholder which, together with its Affiliates and Permitted Transferees, holds at least 10% of the Company's Common Stockholder Shares as of immediately prior to such Transfer (a "Significant Stockholder") (other than pursuant to (i) a Public Sale or (ii) a Transfer under Section 2(d) or Section 3), the transferring Significant Stockholder will deliver a written notice (the "Sale Notice") to the Company and the other Stockholders (the "Other Stockholders"), specifying in reasonable detail the identity of the prospective transferee(s), the Stockholder Shares to be sold and the terms and conditions of the Transfer. In the event that the Other Stockholders hold shares of the class of Stockholder Shares to be transferred, they may elect to participate in the contemplated Transfer by delivering written notice to the transferring Significant Stockholder within 15 days after delivery of the Sale Notice.

         If any Other Stockholders have elected to participate in such Transfer ("Participating Stockholders"), the transferring Significant Stockholder and each Participating Stockholder will be entitled to sell in the contemplated Transfer, at the same price and on the same terms, a number of Stockholder Shares of such class equal to the product of (i) the quotient determined by dividing the number of Stockholder Shares of such class held by such Person by the aggregate number of Stockholder Shares of such class owned by the transferring Significant Stockholder and all Participating Stockholders and (ii) the number of Stockholder Shares of such class to be sold in the contemplated Transfer; provided that for purposes of the foregoing, (A) Stockholder Shares which have not vested (and will not vest as a result of such transaction) or are subject to repurchase by the Company for less than fair market value shall not be considered to be Stockholder Shares and (B) all Stockholder Shares held by any Permitted Transferee of any Other Stockholder shall be deemed


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held by such Other Stockholder himself or itself; provided further that if the
Significant Stockholder intends to Transfer a strip of two or more classes of Stockholder Shares and any Other Stockholder (including his or its Permitted Transferees) holds all such classes of Stockholder Shares, such Other Stockholder may only participate in such Transfer if such Other Stockholder participates with respect to all such classes of Stockholder Shares. The transferring Significant Stockholder shall use its best efforts to obtain the agreement of the prospective transferee(s) to the participation of the Participating Stockholders in any contemplated Transfer, and the transferring Significant Stockholder shall not Transfer any of its Stockholder Shares to the prospective transferee(s) unless (1) the prospective transferee(s) agrees to allow the participation of the Participating Stockholders or (2) the transferring Significant Stockholder agrees to purchase the number of such class of Stockholder Shares from any Participating Stockholders which the Participating Stockholders would have been entitled to sell pursuant to this
Section 2(b). Each Stockholder involved in any transaction pursuant to this
Section 2(b) shall be required to bear its pro rata share (based upon the number of shares sold or the number of shares to be acquired pursuant to options or other rights) of the expenses incurred by the Stockholders in connection with such transaction to the extent such costs are incurred for the benefit of all such Stockholders and are not otherwise paid by the Company or the acquiring party and each Stockholder shall be obligated to join on a pro rata basis (based on the number of shares sold or the number of shares to be acquired pursuant to options or other rights) in any representations, warranties, indemnification provisions or other obligations (including without limitation any escrow arrangements) that the Significant Stockholder agrees to provide in connection with such transaction (other than any such obligations that relate specifically to a particular Stockholder such as indemnification with respect to representations and warranties given by a Stockholder regarding such Stockholder's title to and ownership of Stockholder Shares).

         (c) First Refusal Rights. At least 40 days prior to any Transfer of Stockholder Shares by any Stockholder which, together with its Affiliates and Permitted Transferees, holds less than 10% of the Company's Common Stockholders Shares as of immediately prior to such Transfer (other than pursuant to (i) a Public Sale, (ii) a Transfer to the Company, or (iii) a Transfer under Section 2(b), Section 2(d) or Section 3), the Stockholder making such Transfer (the "Minority Transferor") shall deliver a written notice (the "Transfer Notice") to the Company and each Significant Stockholder that it desires to Transfer Stockholder Shares of such class, specifying in reasonable detail the identity of the prospective transferee(s), the number to be transferred and the terms and conditions of the Transfer, including the proposed price per Stockholder Share of such class (which price shall be payable solely in cash at the closing of the transaction or in installments over time). The Company may elect to purchase all or any portion of the Stockholder Shares to be transferred, upon the same terms and conditions as those set forth in the Transfer Notice, by delivering a written notice of such election to the Minority Transferor within 15 days after the Transfer Notice has been given to the Company. If for any reason the Company does not elect to purchase all of the Stockholder Shares to be transferred, the Significant Stockholder(s) shall be entitled to purchase the Stockholder Shares which the Company has not elected to purchase (the "Available Shares"), upon the same terms and conditions as those set forth in the Transfer Notice, by giving written notice of such election to the Minority Transferor within 30 days after the Transfer Notice has been given to the Significant Stockholder(s). If more than one Significant Stockholder elects to purchase the Available Shares, the Available Shares will be allocated among such electing stockholders pro rata according to the number of Common Stockholder Shares owned by each such


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electing stockholder. The closing of the purchase of any Stockholder Shares pursuant to this Section 2(c) shall take place within 60 days after the date on which the parties to such purchase have been finally determined pursuant to this
Section 2(c) which, in any event, shall be within 95 days after the Transfer Notice was delivered to the Company and the Significant Stockholders. Notwithstanding the foregoing, if the Company and the Significant Stockholder(s) do not elect to purchase, collectively, all of the Stockholder Shares of a class specified in the Transfer Notice, then the Minority Transferor may transfer all of the Stockholder Shares of such class specified in the Transfer Notice to the transferee(s) identified in the Transfer Notice for (i) a price no less than the price specified in the Transfer Notice and (ii) other terms no more favorable to the transferee(s) thereof than specified in the Transfer Notice, during the 90-day period immediately following the date on which the Transfer Notice has been given to the Company and the Significant Stockholder(s). Any Stockholder Shares not transferred within such 90-day period will be subject to the provisions of this Section 2(c) upon subsequent transfer.

         (d) Permitted Transfers. The restrictions contained in this Section 2 shall not apply with respect to any Transfer of Stockholder Shares by any
Stockholder:

                  (i) in the case of a Stockholder who is an individual, pursuant to applicable laws of descent and distribution, or among such individual's Family Group,

                  (ii) in the case of a Stockholder which is an entity, among such entity's Affiliates,

                  (iii) pursuant to any pledge agreement with Team Health's senior lenders,

                  (iv) in the case of Holdings, up to ten percent of each class of Stockholder Shares held by Holdings on the date hereof, to employees of, consultants to and advisors to (or any entity formed for their benefit) Holdings, the Company or any of its Affiliates; or

                  (v) in the case of PPSI, if a Sale of Holdings occurs and PPSI does not have the opportunity to participate in such sale to the same extent as if such event were taking place with respect to the Company, then during the 180 day period immediately following such Sale of Holdings, PPSI may Transfer its Stockholder Shares to any third party;

 provided that the restrictions contained in this Section 2 shall continue to be applicable to the Stock holder Shares after any of the foregoing Transfers; and provided further that prior to or in connection with such Transfer, the transferee of such Stockholder Shares shall have executed a Transfer Notice in the form attached hereto as Exhibit A pursuant to which such transferee agrees to be bound by the provisions of this Agreement and the Registration Agreement affecting the Stockholder Shares so Transferred. Notwithstanding the foregoing, no Party shall avoid the provisions of this Agreement by making one or more Transfers to one or more Permitted Transferees and then disposing of all or any portion of such Party's interest in any such Permitted Transferee, or, in the case of an entity Stockholder, by permitting a Transfer of any ownership interests in such entity Stockholder. In addition, the restrictions contained in this Section 2 shall not apply with respect to PPSI's pledge of,


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or grant of a security interest in, the Stockholder Shares held by PPSI (it being understood that prior to any foreclosure or other repossession of any such pledged Stockholder Shares, the foreclosing or repossessing party shall have agreed in writing to be bound by the provisions of this Agreement affecting such pledged Stockholder Shares). All transferees permitted under this Section 2(d) are collectively referred to herein as "Permitted Transferees." Each Permitted Transferee shall be deemed a Stockholder for purposes of this Agreement.

         (e) Other Agreements. Notwithstanding anything herein to the contrary, the rights of any Stockholder to Transfer any Stockholder Shares pursuant to the terms of this Agreement shall be subject to all such other limitations and restrictions, if any, to which such Stockholder or such Stockholder Shares are subject.

         (f) Termination of Restrictions. The restrictions set forth in this
Section 2 shall continue with respect to each Stockholder Share until the earlier of (i) the transfer of such Stockholder Share in a Public Sale, or (ii) the consummation of a Sale of the Company or a Public Offering.

         SECTION 3. SALE OF COMPANY; REORGANIZATION PRIOR TO PUBLIC OFFERING.

         (a) Approved Sale. Subject to Section 3(c) below, if the Company's Board of Directors recommends or approves and the holders of a majority of the Common Stockholder Shares (the "Majority Holders") approve a Sale of the Company (an "Approved Sale"), each Stockholder agrees to vote for, consent to and raise no objections against the Approved Sale. If the Approved Sale is structured as a
(i) merger or consolidation, each Stockholder shall waive any dissenters' rights, appraisal rights or similar rights in connection with such merger or consolidation or (ii) sale of stock, each Stockholder shall agree to sell all of its Stockholder Shares on the terms and conditions approved by the Majority Holders. Each Stockholder shall take all necessary or desirable actions in connection with the consummation of the Approved Sale as reasonably requested by the Majority Holders and/or the Company.

         (b) Reorganization Prior to Public Offering. Subject to Section 3(c) below, if the Company's Board of Directors recommends or approves and the Majority Holders approve a reorganization of the Company in connection with a proposed initial Public Offering by the Company (the "Approved Reorganization"), each Stockholder agrees to vote for, consent to and raise no objections against the Approved Reorganization. If the Approved Reorganization is structured as a
(i) merger or consolidation, each Stockholder shall waive any dissenters' rights, appraisal rights or similar rights in connection with such merger or consolidation or (ii) sale of stock, each Stockholder shall agree to sell all of its Stockholders Shares on the terms and conditions approved by the Majority Holders. Each Stockholder shall take all necessary or desirable actions in connection with the consummation of the Approved Reorganization as reasonably requested by the Majority Holders and/or the Company.


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         (c) Obligations of Stockholders. In connection with an Approved Sale or
Approved Reorganization: (i) upon the consummation of the Approved Sale or Approved Reorganization, all of the holders of each class of Stockholder Shares shall receive the same form and amount of consideration per share of Stockholder Shares as the other holders of such class, or if any holders of a class of Stockholder Shares are given an option as to the form and amount of consideration to be received, all holders of such class shall be given the same option; and (ii) all holders of then currently exercisable rights to acquire Stockholder Shares shall be given reasonable prior notice of such Approved Sale or Approved Reorganization and a reasonable opportunity, at such holder's election and except as otherwise provided for in any related stock option agreement, to either (A) exercise such rights prior to the consummation of the Approved Sale or Approved Reorganization and participate in such sale as holders of Stockholder Shares or (B) upon the consummation of the Approved Sale or Approved Reorganization, receive in exchange for such rights consideration equal to the amount determined by multiplying (1) the same amount of consideration per share of a class of Stockholder Shares received by holders of such class of Stockholder Shares in connection with the Approved Sale less the exercise price per share of such class of Stockholder Shares of such rights to acquire such class of Stockholder Shares by (2) the number of shares of such class of Stockholder Shares represented by such rights.

         (d) Purchaser Representative. If any transaction undertaken pursuant to this Section 3 involves entering into any negotiation or transaction for which Rule 506 under the Securities Act (or any similar rule then in effect) promulgated by the Securities and Exchange Commission may be available with respect to such negotiation or transaction (including a merger, consolidation or other reorganization), those Stockholders involved in such transaction who are not "accredited investors" (as such term is defined in Rule 501 under the Securities Act) (the "Unaccredited Stockholders") shall, at the request of the Company or the Majority Holders, appoint one "purchaser representative" (as such term is defined in Rule 501 under the Securities Act (or any similar rule then in effect)) for all such Unaccredited Stockholders reasonably acceptable to the Company. The Company shall first propose a purchaser representative to the Unaccredited Stockholders. If holders of a majority of the Common Stockholders Shares held by the Unaccredited Stockholders do not approve the purchaser representative designated by the Company, such holders shall appoint one purchaser representative to represent all Unaccredited Stockholders, subject to the approval of the Company (which approval shall not be unreasonably withheld). The Company shall be responsible for the fees of the purchaser representative so appointed.

         (e) Transaction Costs and Indemnity. Each Stockholder involved in any transaction pursuant to this Section 3 shall be required to bear its pro rata share (based upon the number of shares sold or the number of shares to be acquired pursuant to options or other rights) of the expenses incurred by the Stockholders in connection with such transaction to the extent such costs are incurred for the benefit of all such Stockholders and are not otherwise paid by the Company or the acquiring party and each Stockholder shall be obligated to join on a pro rata basis (based on the number of shares sold or the number of shares to be acquired pursuant to options or other rights) in any representations, warranties, indemnification provisions or other obligations (including without limitation any escrow arrangements) that the Majority Holders agree to provide in connection with such transaction (other than any such obligations that relate specifically to a particular Stockholder such as indemnification with respect to representations and warranties given by a Stockholder


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regarding such Stockholder's title to and ownership of Stockholder Shares);
provided that no Stockholder shall be obligated in connection with such transaction to agree to indemnify or hold harmless the transferees with respect to an amount in excess of the net after tax consideration received by such Stockholder in connection with such transaction. Costs incurred by any such Stockholder on its own behalf shall not be considered costs of the transaction hereunder.

         (f) Holdings Public Offering. Without the prior written consent of PPSI, Holdings shall not consummate an underwritten public offering registered under the Securities Act (a "Holdings Public Offering") unless PPSI is permitted to participate in such Holdings Public Offering to the same extent as if such event were taking place with respect to the Company.

         SECTION 4. PREEMPTIVE RIGHTS.

         (a) If the Company authorizes the issuance or sale of any equity securities of the Company or any securities containing options or rights to acquire any equity securities of the Company to any Sponsor (the "New Securities"), the Company shall first offer to sell to each Stockholder who at the time is a holder of Stockholder Shares, at the same price and on the same terms, a portion of the total number of such New Securities equal to the quotient of (i) the number of Common Stockholder Shares held by such Person and its Permitted Transferees divided by (ii) the total number of Common Stockholder Shares.

         (b) In order to exercise its purchase rights pursuant to this Section, a Stockholder must within ten business days after receipt of written notice from the Company (the "Issuance Notice") describing in reasonable detail the New Securities being offered, the purchase price thereof, the payment terms and such Stockholder's percentage allotment, deliver a written notice to the Company describing its election to purchase all or any portion of its pro rata share determined pursuant to the immediately preceding paragraph.

         (c) If a Stockholder purchases all or any portion of any New Securities offered pursuant to this Section, such Stockholder shall be required to concurrently purchase an equal proportion of each other class of debt or equity securities of the Company or any of its Subsidiaries which are issued contemporaneously in conjunction with such New Securities, if any, so long as the Issuance Notice described all such classes of securities being offered.

         (d) During the 90 days after the expiration of the offering periods described above, the Company shall be entitled to sell any New Securities which the Stockholders have not elected to purchase, on terms and conditions no more favorable to the Sponsors than those offered to the Stockholders. At the Company's election, the Company may consummate the sale of any New Securities (and related debt or other equity securities) contemplated hereunder to any Stockholder pursuant to this Section 4 at any time after receipt of the notices contemplated by paragraph (b) above, including concurrently with the sale of such New Securities to parties other than the Stockholders. Any New Securities offered or sold by the Company to the Sponsors after such 180-day period must be reoffered to the Stockholders pursuant to the terms of this paragraph.


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         SECTION 5. ADDITIONAL RESTRICTIONS ON TRANSFER.

         (a) Restricted Securities Legend. The Stockholder Shares have not been registered under the Securities Act and, therefore, in addition to the other restrictions on Transfer contained in this Agreement, cannot be sold unless subsequently registered under the Securities Act or an exemption from such registration is then available. Each certificate evidencing Stockholder Shares and each certificate issued in exchange for or upon the Transfer of any Stockholder Shares shall be stamped or otherwise imprinted with a legend in substantially the following form:

         "THE SECURITIES REPRESENTED BY THIS CERTIFICATE WERE ORIGINALLY ISSUED ON ___________, AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), AND MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR AN EXEMPTION FROM REGISTRATION THEREUNDER. THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE ALSO SUBJECT TO ADDITIONAL RESTRICTIONS ON TRANSFER SPECIFIED IN THE STOCKHOLDERS AGREEMENT, DATED AS OF MARCH 12, 1999 (THE "STOCKHOLDERS AGREEMENT"), AS AMENDED AND MODIFIED FROM TIME TO TIME, AMONG THE ISSUER (THE "COMPANY"), AND CERTAIN INVESTORS, AND THE COMPANY RESERVES THE RIGHT TO REFUSE THE TRANSFER OF SUCH SECURITIES UNTIL SUCH CONDITIONS HAVE BEEN FULFILLED WITH RESPECT TO ANY TRANSFER. A COPY OF THE STOCKHOLDERS AGREEMENT SHALL BE FURNISHED BY THE COMPANY TO THE HOLDER HEREOF UPON WRITTEN REQUEST AND WITHOUT CHARGE."

The Company shall imprint such legend on certificates evidencing Stockholder Shares. The legend set forth above shall be removed from the certificates evidencing any securities of the Company which cease to be Stockholder Shares in accordance with the definition thereof.

         (b) Opinion of Counsel. No holder of Stockholder Shares may Transfer any Securities (except (i) pursuant to an effective registration statement under the Securities Act, (ii) to a wholly-owned Affiliate or (iii) as part of a Public Sale) without first delivering to the Company (unless waived by the Board of Directors) an opinion of counsel (reasonably acceptable in form and substance to the Board of Directors) that neither registration nor qualification under the Securities Act and applicable state securities laws is required in connection with such Transfer. The conditions to Transfer set forth in this Section 5(b) are in addition to any other restrictions on Transfer contained in this Agreement.

         (c) Actions By Transferee. Prior to Transferring any Stockholder Shares (other than pursuant to a Public Sale), the Transferring holder of Stockholder Shares shall cause the prospective transferee to be bound by this Agreement and to execute and deliver to the Company and the other holders of Stockholder Shares counterparts to this Agreement.


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         (d) Transfers in Violation of Agreement. Any Transfer or attempted
Transfer of any Stockholder Shares in violation of any provision of this Agreement shall be void, and the Company shall not record such Transfer on its books or treat any purported transferee of such Stockholder Shares as the owner of such shares for any purpose.

         SECTION 6. DEFINITIONS.

         "Affiliate" of any particular Person means any other Person controlling, controlled by or under common control with such particular Person, where "control" means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, contract or otherwise, and if such Person is a partnership, "Affiliate" shall also mean each general partner and limited partner of such Person.

         "Common Stock" means the Common Stock of the Company, $0.01 par value, and any capital stock of any class of the Company or any of its successors hereafter authorized which is not limited to a fixed sum or percentage of par or stated value in respect to the rights of the holders thereof to participate in dividends or in the distribution of assets upon any liquidation, dissolution or winding up of the Company.

         "Common Stockholder Shares" means Stockholder Shares which are (i) Common Stock, (ii) warrants, options or other rights to subscribe for or to acquire, directly or indirectly, Common Stock, whether or not then exercisable or convertible, and (iii) stock or other securities which are convertible into or exchangeable for, directly or indirectly, Common Stock, whether or not then convertible or exchangeable. As to any particular Common Stockholder Shares, such shares shall cease to be Common Stockholder Shares when they have been disposed of in a Public Sale or repurchased by the Company or any Subsidiary. References in this Agreement to a majority of, or a certain percentage of, the Common Stockholder Shares, shall be deemed to be references to a majority of the Common Stock represented by the Common Stockholder Shares or a certain percentage of the Common Stock represented by the Common Stockholder Shares, calculated on a fully-diluted basis, as applicable.

         "Cornerstone" means Cornerstone Equity Investors IV, L.P. and each of its Affiliates.

         "Family Group" means, with respect to any Stockholder, such Stockholder's spouse, siblings, parents and descendants (whether natural or adopted), any trust, corporation, partnership or limited liability company solely for the benefit of such Stockholder and/or such Stockholder's spouse, siblings, parents, and/or descendants (whether natural or adopted) (and the beneficiaries of such trusts upon their dissolution), and such Stockholder's heirs, devises or estate upon such Stockholder's death.

         "HEP" means Healthcare Equity Partners, L.P., Healthcare Equity Q.P. Partners, L.P. and each of their Affiliates.

         "Independent Third Party" means any Person who, immediately prior to the contemplated transaction, does not own in excess of 15% of the Common Stockholder Shares (a


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
"15% Owner"), who is not an Affiliate of any such 15% Owner and who is not the spouse or descendent (by birth or adoption) of any such 15% Owner or a trust for the benefit of any such 15% Owner and/or such other Persons.

         "Management Investors" means any person who, at the time of his acquisition of Stockholder Shares, was an employee of the Company or any of its Subsidiaries or received such stock in contemplation of becoming an employee of the Company or any of its Subsidiaries.

         "MDCP" means Madison Dearborn Capital Partners II, L.P. and each of its Affiliates.

         "Person" means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

         "Public Offering" means the sale in an underwritten public offering registered under the Securities Act of shares of any class of the Common Stock.

         "Public Sale" means any sale of Stockholder Shares to the public pursuant to an offering registered under the Securities Act or to the public through a broker, dealer or market maker pursuant to the provisions of Rule 144 under the Securities Act.

         "Registration Agreement" means that certain Registration Agreement, dated as of the date hereof, by and among the Company, Holdings and PPSI, as amended, modified and/or supplemented from time to time.

         "Sale of the Company" means the sale of the Company to an Independent Third Party or group of Independent Third Parties pursuant to which such party or parties acquire (i) capital stock of the Company possessing the voting power under normal circumstances (e.g., without giving effect to the provisions of Section 1 of this Agreement) to elect a majority of the Company's Board of Directors (whether by merger, consolidation, sale or transfer of the Company's capital stock) or (ii) more than 50% of the Company's assets determined on a consolidated basis.

         "Sale of Holdings" means a "Sale of the Company" as defined in the Securityholders Agreement of Holdings, dated as of the date hereof, by and among its members a party thereto.

         "Securities Act" means the Securities Act of 1933, as amended from time to time.

         "Sponsors" means MDCP, Cornerstone and HEP.

         "Stockholder Shares" means (i) any capital stock of the Company purchased or otherwise acquired by any Stockholder, (ii) any warrants, options or other rights to subscribe for or to acquire, directly or indirectly, any capital stock of the Company, purchased or otherwise acquired by any Stockholder, whether or not then exercisable or convertible, and (iii) any stock or other securities which are convertible into or exchangeable for, directly or indirectly, any capital stock of the Company, purchased or otherwise acquired by any Stockholder, whether or not then convertible or exchangeable, (iv) any securities or rights issued or issuable directly or indirectly with respect to the securities and rights referred to in clauses (i),
(ii) and (iii) above by way of stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization. As to any particular Stockholder Shares, such shares shall cease to be Stockholder Shares when they have been disposed of in a Public Sale or repurchased by the Company or any Subsidiary.

         "Subsidiary" means, with respect to any Person, any corporation, limited liability company, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a limited liability company, partnership, association or other business entity, a majority of the limited liability company, partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity if such Person or Persons shall be allocated a majority of limited liability company, partnership, association or other business entity gains or losses or shall be or control the managing director or general partner of such limited liability company, partnership, association or other business entity.

         "Transfer" means any sale, transfer, assignment, pledge or other disposition (whether with or without consideration and whether voluntarily or involuntarily or by operation of law).

         SECTION 7. MISCELLANEOUS.

         (a) No Inconsistent Agreements. The Company will not hereafter enter into any agreement with respect to the Company's securities which is inconsistent with or violates the rights granted to the holders of Stockholder Shares in this Agreement.

         (b) Additional Stockholders. In connection with the issuance of any additional equity securities of the Company to any Person, the Company may permit such Person to become a party to this Agreement and succeed to all of the rights and obligations of a "Stockholder" under this Agreement by obtaining the consent of the holders of a majority of the Common Stockholder Shares and an executed counterpart signature page to this Agreement, and, upon such execution, such Person shall for all purposes be a "Stockholder" party to this Agreement.

         (c) Amendment and Waiver. Except as otherwise provided herein, no modification, amendment, or waiver of any provision of this Agreement will be effective against the Company or the holders of Stockholder Shares, unless such modification, amendment, or waiver is approved in writing by the Company and the holders of at least a majority of the Common Stockholder Shares; provided, however, that in the event that such amendment or waiver would materially and adversely affect a holder or group of holders of Stockholder Shares in a manner substantially different than any other holders of Stockholder Shares, then such amendment or waiver will require the consent of such holder of Stockholder Shares or a majority of the Stockholder Shares held by such group of holders materially and adversely affected; provided further, however, that none of Sections 2(b), 2(d), 2(e), 2(g), 3(f) or 4 or this proviso shall be amended in a manner adverse to PPSI without the prior written consent of PPSI. Notwithstanding the foregoing, if an amendment or modification of this Agreement serves merely to add a party hereto, then such amendment or modification will be effective against the Company, and the holders of Stockholder Shares if such amendment or modification is approved in writing by the Company, the holders of at least a majority of the Common Stockholder Shares, and such new party hereto. The failure of any party to enforce any of the provisions of this Agreement will in no way be construed as a waiver of such provisions and will not affect the right of such party thereafter to enforce each and every provision of this Agreement in accordance with its terms.

         (d) Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal, or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality, or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed, and enforced in such jurisdiction as if such invalid, illegal, or unenforceable provision had never been contained herein.

         (e) Entire Agreement. Except as otherwise expressly set forth herein, this Agreement, those documents expressly referred to herein, and the other documents of even date herewith embody the complete agreement and understanding among the parties and supersede and preempt any prior understandings, agreements, or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

         (f) Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns. In addition, and whether or not any express assignment shall have been made, the provisions of this Agreement which are for the benefit of the holders of Stockholder Shares (or any portion thereof) as such shall be for the benefit of, and enforceable by, any subsequent holder of any Stockholder Shares (or of such portion thereof).

         (g) Counterparts. This Agreement may be executed in separate counterparts each of which will be an original and all of which taken together shall constitute one and the same agreement.

         (h) Remedies. Any Person having rights under any provision of this Agreement shall be entitled to enforce their rights under this Agreement specifically to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights existing in their favor. The parties hereto agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this Agreement and that any Stockholder may in its sole discretion apply to any court of competent jurisdiction for specific performance and/or injunctive relief (without posting a bond or other security) in order to enforce or prevent any violation of the provisions of this Agreement.

         (i) Notices. All notices, demands, and other communications given or delivered under this Agreement shall be in writing and shall be deemed to have been given, (i) when received if given in person, (ii) on the date of electronic confirmation of receipt if sent by telex, facsimile or other wire transmission,
(iii) three days after being deposited in the U.S. mail, certified or registered mail, postage prepaid, or (iv) one day after being deposited with a reputable overnight courier. Notices, demands, and communications to the Parties shall, unless another address is specified in writing, be sent to the address or telecopy number indicated below for the initial parties to this Agreement and to any subsequent holder of Stockholder Shares subject to this Agreement at such address as is indicated in the Company's records:

The Company:

Team Health, Inc.
1900 Winston Road, Suite 300
Knoxville, Tennessee 37919
Attention: President
Fax No. (423) 539-8052

Holdings:                                                     with a copy to:

Team Health Holdings, L.L.C.                                  Kirkland & Ellis
c/o Madison Dearborn Capital Partners II, L.P.                200 East Randolph
Three First National Plaza, Suite 3800                        Chicago, Illinois 60601
Chicago, Illinois 60602                                       Attention:  Sanford E. Perl, Esq.
Attention: Timothy Sullivan                                   Fax No. (312) 861-2200
Fax No. (312) 895-1001

PPSI:

c/o MedPartners, Inc.
3000 Galleria Tower, Suite 1000
Birmingham, Alabama 35244
Fax No.. (205) 982-7709
Attention: Legal Services

         (j) Governing Law. The corporate law of the State of Tennessee shall govern all issues and questions concerning the relative rights and obligations of the Company and its stockholders. All other issues and questions concerning the construction, validity, enforcement, and interpretation of this Agreement and the exhibits and schedules hereto shall be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York.

         (k) No Strict Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party.

         (l) Board Approval. Whenever this Agreement calls for or refers to the consent or approval of any matter by any holder of Stockholder Shares, such consent or approval shall be deemed given by such holder if each of such holder's designees on the Company's board of directors (the "Board") has, in his capacity as a director of the Company, given his consent or approval with respect to such matter at a duly convened meeting of the Board or pursuant to an effective unanimous written consent of the Board, unless, with respect to any given matter, such holder notifies the Company in writing that the consent or approval at the Board level by such holder's designees on the Board does not constitute the consent or approval by such holder itself.

         (m) Business Days. If any time period for giving notice or taking action hereunder expires on a day which is a Saturday, Sunday or legal holiday in the state in which the Company chief-executive office is located, the time period shall automatically be extended to the business day immediately following such Saturday, Sunday or legal holiday.

         (n) Descriptive Headings. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

         SECTION 8. TERMINATION. This Agreement shall continue in effect until the consummation of a Sale of the Company, after which time this Agreement shall terminate automatically and shall have no further force and effect; provided that the restrictions set forth in Section 2 and Section 3(b) shall terminate earlier upon the consummation of a Public Offering by the Company.

                                    * * * *

         IN WITNESS WHEREOF, the Parties have executed this Stockholders Agreement as of the date and year first above written.



                                             TEAM HEALTH, INC.

                                             By: ______________________________
                                             Its: _____________________________



                                             TEAM HEALTH HOLDINGS, L.L.C.

                                             By: ______________________________
                                             Its: _____________________________



                                             PACIFIC PHYSICIAN SERVICES, INC.

                                             By: ______________________________
                                             Its: _____________________________

                                                                       EXHIBIT A


                  FORM OF TRANSFER NOTICE AND JOINDER AGREEMENT


         This notice is being delivered to Team Health, Inc., a Tennessee corporation (the "Company"), pursuant to Section 2(d) of the Stockholders Agreement, dated as of March 12, 1999 (as amended from time to time, the "Stockholders Agreement"), among the Company, Team Health, Holdings, L.L.C., a Delaware limited liability company, Pacific Physicians Services, Inc., a Delaware corporation, and certain other stockholders of the Company who are from time to time party thereto. Capitalized terms used herein and not defined shall have the meanings assigned to such terms in the Stockholders Agreement.

         The undersigned, being a Permitted Transferee under the Stockholders Agreement, hereby notifies the Company that [name of Stockholder] has transferred to the undersigned ______ Stockholder Shares (_____ shares of Common Stock and _____ shares of Preferred Stock). In connection with such transfer, the undersigned hereby becomes a party to the Stockholders Agreement and Registration Agreement and agrees to be bound by the provisions of such Stockholders Agreement and Registration Agreement affecting such Stockholder Shares.

         Any notice provided for in the Stockholders Agreement or Registration Agreement should be delivered to the undersigned at the address set forth below:



                                ___________________________
                                ___________________________
                                ___________________________
                                Telephone: ________________
                                Facsimile: ________________

Date: _______________



                                                        _______________________
                                                        [Permitted Transferee]